Exhibit 99.3

April 18, 2011 AM

Hecla Mining Company
Provides Its Fourth Update on the Fall of Ground Which Occurred at the
Lucky Friday Mine on April 15, 2011

•	We sympathize with the family, friends and employees of the Lucky Friday during this difficult time. We are 100% focused on the rescue efforts.

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The Lucky Friday mine has been in operation for 69 years. It's a deep underground silver, lead and zinc mine located in the Coeur d’Alene Mining District in northern Idaho. We currently have 275 employees and approximately 100 contractors.

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A localized fall of ground occurred on April 15 at approximately 5:30 pm in a section of the underground mine at 6150 feet below surface on a vein that is 2200 feet long. The 15 stope which is one of the mining areas along that vein is 152 feet long. The fall of ground is approximately 75 feet from the entrance of the 15 stope. We do not know the length of the fall of ground. The ground that fell is up to 25 feet high and 20 feet wide.

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Two Hecla employees were working in the area where the fall of ground occurred. One employee is safe and we have not had communication with the other, who is Larry Marek, 53 years old with over 30 years experience in the mining industry. Larry has been working for the Company for 12 years.

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Our employees' safety is a top priority for us. Rescue efforts are under way, including efforts to safely remove the material needed to access the area where Larry was working. In the last 12 hours we have achieved an additional 4 feet of timbered ground support for a total of approximately 36 feet, and advanced an additional 2 feet for a total of approximately 39 feet from the beginning of where the fall of ground occurred. This rescue effort requires a lot of material and ground support to ensure the safety of the rescue team. Advance will vary depending on the condition which might require additional timbered ground support or different pieces of equipment to remove the materials. The Lucky Friday rescue teams are very experienced in this area and progressing as quickly as ground conditions allow.  A sketch of the location of the incident and nature of the work we are doing is posted on the homepage of our website.

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We are calling on all available resources to help safely expedite the rescue effort, and now have the equipment necessary to remove the underground material remotely.  We currently have two muckers at the stope: a 2 yard remote control mucker which was brought underground last night to the 5900 level and is operational. In addition, we have a 3.5 yard mucker which requires an electrical component in order to be operated remotely. The electrical component is expected to arrive on site today and should be operational tomorrow.  This should enable removal of fallen material delaying the need for all the additional ground support to ensure the safety of our rescue teams. We cannot operate the remote control muckers at the same time. Some applications might require the 2 yard muckers and other applications might require the 3 yard mucker. These are tools that should help us in the process. As noted above, the advance progress depends on the conditions encountered, and the rescue team must react to conditions such as ground support, rock, boulders and other materials.

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A diamond drill is being mobilized to a location to the north on the same underground level as the 15 stope approximately 185 feet away from the stope.  This hole is designed to reach the area near the end of the stope to determine if there is an open area and to potentially send air to the stope.  The diamond drill hole is approximately two inch in diameter.

•	The Company currently has sufficient materials and equipment needed on-site to implement rescue efforts.

•	The Company is working extraordinarily hard to reach Larry and will continue making every effort as long as it takes, using safe methods in the process in order to avoid risk to the rescue teams.

•	Rescue crews are working 24 hours a day in two 12-hour shifts. Updated information on rescue efforts is only provided at the end of every shift in order not to impede rescue efforts.

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While our primary concern is Larry, the Company is also very concerned for his family, loved ones and for his co-workers. We are in communication with the family and have been keeping them up-to-date. Our thoughts and prayers are with the family and friends. The Company has also made available professional support and emotional counseling for the family and employees.

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The Company is not yet focused on why and how this occurred. Our current focus is 100% directed to rescuing the miner and ensuring the safety of the rescue team. We will investigate the causes after rescue efforts are complete.

•	The Lucky Friday mine is in full rescue operation, and is not presently engaged in mining operations.

•	Communications are being coordinated with all relevant authorities, including local, state, regional and federal officials and emergency service organizations. MSHA is on site.

•	We deeply sympathize with the family, employees and overall situation and are doing all that is possible to progress with rescue operations in a safe and expedited manner.

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Our thoughts and prayers are with the family and loved ones.  At the request of Larry’s family and friends, we would ask that you respect their privacy. The Company appreciates everyone’s understanding and support.

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Additional information including video footage with Mr. Baker providing an update on the rescue efforts at Lucky Friday mine and sketches of the underground location and nature of the work we are doing can be found on the homepage of our website at www.hecla-mining.com.

•	The Company will provide the next update on progress made with our rescue effort on April 18 at approximately 10:00 pm.

•	Should you have any follow-up questions, please contact Stefany Bales at (208) 659-0974.